Exhibit 10.1

Lease

between

SIT REALTY LLC
Landlord

and

SHARPS COMPLIANCE, INC.
Tenant

DATED: AS OF SEPTEMBER 28, 2016

LEASE, dated as of September 28, 2016, between SIT REALTY LLC, having an office at 2266 E. 2nd Street, Brooklyn, New York (hereinafter, “Landlord”), and SHARPS COMPLIANCE, INC., having an office at 9220 Kirby Drive, Suite 500, Houston, Texas 77054 (hereinafter, “Tenant”).

W I T N E S S E T H :

ARTICLE I
PREMISES; TERM; FIXED RENT

1.1          Landlord does hereby lease and demise to Tenant, and Tenant does hereby hire and take from Landlord, upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease for the term hereinafter stated, the street addresses known as 893 Shepherd Avenue, Brooklyn, New York 11208 and 918 Stanley Avenue, Brooklyn, New York 11208, Block 4521, Lot 1 (collectively, the “Building”) which collectively with the land upon which they are located are hereinafter referred to in their entirety as the “Premises”. The rentable square footage of the Premises is approximately 22,000 square feet.

1.2          The term of this Lease shall commence on the date of mutual execution and delivery hereof (the “Commencement Date”) and, subject to the Tenant’s exercise of the options as hereinafter provided, shall end on October 31, 2021 (the “Lease Expiration Date”), or otherwise on such earlier or later date upon which said term may expire or be terminated pursuant to any other of the conditions or other provisions of this Lease or pursuant to law.

1.3          Tenant shall use and occupy the Premises free of any obligation to pay Fixed Rent (“Fixed Rent Allowance”) for the period commencing on the Commencement Date through October 31, 2016. Thereafter, the fixed rent (the “Fixed Rent”) reserved under this Lease commencing on November 1, 2016, and ending on the Lease Expiration Date (“Initial Term Fixed Rent”), shall be as follows:

(i)          For the period commencing on November 1, 2016 through October 31, 2017: $328,000.00 annually ($27,333.33 monthly);

(ii)          For the period commencing on November 1, 2017 through October 31, 2018: $337,840.00 annually ($28,153.33 monthly);

(iii)          For the period commencing on November 1, 2018 through October 31, 2019: $347,975.20 annually ($28,997.93 monthly);

(iv)          For the period commencing on November 1, 2019 through October 31, 2020: $358,414.45 annually ($29,867.88 monthly); and

(v)          For the period commencing on November 1, 2020 through the Lease Expiration Date, i.e., October 31, 2021: $369,166.88 annually ($30,763.91 monthly).

1.4          Subject to the terms and conditions set forth herein, and provided that Tenant is not at the time of exercise in default after the expiration of any applicable notice, grace or cure periods, Tenant is hereby granted two (2) consecutive options (each, an “Option”) to renew this Lease for two additional five (5) year terms (each, an “Option Term”), as follows:

A. Commencing on November 1, 2021 (the “First Option Term Commencement Date”) through October 31, 2026 (the “First Option Term Expiration Date”) and upon all of the other terms and conditions contained in this Lease, except that the Base Tax Year shall be the New York City tax fiscal year ending June 30, 2022, and the Fixed Rent for the First Option Term (the “First Option Term Fixed Rent”) shall be as follows:

(i)          For the period commencing on November 1, 2021 through October 31, 2022: $380,241.89 annually ($31,686.82 monthly);

(ii)          For the period commencing on November 1, 2022 through October 31, 2023: $391,649.15 annually ($32,637.43 monthly);

(iii)          For the period commencing on November 1, 2023 through October 31, 2024: $403,398.62 annually ($33,616.55 monthly);

(iv)          For the period commencing on November 1, 2024 through October 31, 2025: $415,500.00 annually ($34,625.00 monthly); and

(v)          For the period commencing on November 1, 2025 through the First Option Term Expiration Date, i.e., October 31, 2026: $427,965.00 annually ($35,663.00 monthly).

B. Commencing on November 1, 2026 (the “Second Option Term Commencement Date”) through October 31, 2031 (the “Second Option Term Expiration Date”) and upon all of the other terms and conditions contained in this Lease, except that the Base Tax Year shall be the New York City tax fiscal year ending June 30, 2027, and the Fixed Rent for the Second Option Term (the “Second Option Term Fixed Rent”) shall be as follows:

(i)          For the period commencing on November 1, 2026 through October 31, 2027: $440,803.95 annually ($36,733.66 monthly);

(ii)          For the period commencing on November 1, 2027 through October 31, 2028: $454,028.07 annually ($37,835.67 monthly);

(iii)          For the period commencing on November 1, 2028 through October 31, 2029: $467,648.91 annually ($38,970.74 monthly);

(iv)          For the period commencing on November 1, 2029 through October 31, 2030: $481,678.38 annually ($40,139.86 monthly); and

(v)          For the period commencing on November 1, 2030 through the Second Option Term Expiration Date, i.e., October 31, 2031: $496,128.73 annually ($41,344.06 monthly).

C. The options granted hereby must be exercised by Tenant by delivery of a written notice (“Option Notice”) to Landlord on or by a date which is at least ninety (90) days prior to the subject expiration date of the Lease. If such notice is not received by such date, the Option shall be deemed null and void and of no further force and effect.

1.5          All Fixed Rent shall be payable in equal monthly installments in advance, on the first day of each calendar month during the term hereof Landlord at its office, or such other place as Landlord may designate, in lawful money in the United States of America. If Tenant shall fail to pay any installment of Fixed Rent within ten (10) business days after the same shall be due and payable (the “Fixed Rent Grace Period”), then Tenant shall pay an interest charge on any amount in arrears after the Fixed Rent Grace Period in an amount equal to twelve (12%) percent per annum of any amount until paid in full.

1.6          Tenant agrees to pay, during the term of this Lease only, 60% of the actual increases (“Tax Increase Payment”) in real estate taxes (the “ Real Estate Taxes”) actually levied against the Premises, over the New York city tax fiscal year ending June 30, 2017 (the “Base Tax Year”), provided, however, that: (i) the first Lease year in respect of which a Tax Increase Payment may be due hereunder shall commence on the first anniversary of the Rent Commencement Date, and (ii) in no event shall the Tax Increase Payment in respect of any Lease year in the aggregate exceed one (1) month of Fixed Rent due and payable in said Lease year. For the purpose of this paragraph only, Real Estate Taxes shall include only taxes that actually appear on the New York City Department of Finance tax invoice for the Building. Landlord shall provide an actual copy of the New York City Department of Finance invoice to Tenant together with any invoice requesting a Tax Increase Payment hereunder. The amount due by the Tenant shall be paid within thirty (30) days after demand and presentation of an undisputed invoice by Landlord to Tenant. Landlord must make all reasonable efforts to protest property taxes each year. If by virtue of any application or proceeding brought by or on behalf of Landlord there shall be a reduction of the assessed valuation of the land and/or Building containing the Premises for any fiscal year which affects the Real Estate Taxes, or part thereof, for which a Tax Increase Payment has been paid by Tenant pursuant to this Section, such Tax Increase Payment shall be recomputed on the basis of any such reduction and Landlord will credit against subsequent payments due under this Section after receipt by Landlord of a tax refund (or shall reimburse Tenant if there are no such subsequent payments due) any sums paid by Tenant in excess of the recomputed amounts, less actual, out-of-pocket, reasonable fees incurred by Landlord in connection with such application or proceeding. In the event Landlord does not bring an application or proceeding in respect of any tax fiscal year, Tenant shall have the full right and authority to bring any such application or proceeding and Landlord shall reasonably cooperate with Tenant in connection therewith. In no event shall Tenant’s Tax Payment Increase to Landlord hereunder include any fines, penalties, late fees, or any transfer tax, unincorporated business, franchise, excise, corporate estate, inheritance, succession, capital levy, or income or profit or revenue tax on the income of receipts of Landlord. Tenant’s Tax Increase Payment shall be deemed an item of rent payable hereunder, and together with the Fixed Rent payable hereunder, shall be referred to herein as “rent” or “Rent”.

1.7          If Tenant holds over in possession after the expiration or sooner termination of the original term or of any extended term of this Lease, such holding over shall not be deemed to extend the term or renew this Lease, but such holding over thereafter shall continue upon the covenants and conditions herein set forth except that the charge for use and occupancy of such holding over for each calendar month or part thereof (on a per diem basis) shall be the Fixed Rent in effect on the date Tenant holds over in the Premises times 1.50; which sum Tenant agrees to pay to Landlord promptly upon demand. The provisions of this Section shall survive the expiration or sooner termination of this Lease.

1.8          A security deposit of $27,333.33 is herewith being delivered to Landlord, and shall be held in escrow by Landlord on behalf of Tenant, in a segregated non-interest bearing account (the “Security Deposit”). The Security Deposit will be held for the performance by Tenant of all of its covenants, obligations and agreements set forth in this Lease. Tenant, at its election, may provide Landlord with a letter of credit (the “Letter of Credit”) issued by a United States bank in the face amount of $27,333.33, and upon Tenant’s delivery of the Letter of Credit, such Security Deposit together with any interest accrued thereon shall be promptly returned to Tenant. The Security Deposit or Letter of Credit (as the case may be), if not so applied by Landlord, shall be returned to Tenant within thirty (30) days after this Lease terminates, provided Tenant has vacated the Premises and surrendered the same to Landlord as herein provided.

1.9          Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker or finder in connection with this Lease except for David R. David and Sholom & Zuckerbrot Realty LLC (the “Brokers”), whom the Landlord agrees to pay pursuant to separate agreements between Landlord and the Brokers. Each of Landlord and Tenant agrees to indemnify and hold the other harmless from and against any claims, costs, expenses (including court costs and reasonable legal fees) and other liabilities incurred by such entity by reason of any claim or action for a commission or other compensation by any other broker or finder with respect to this Lease other than the Brokers named herein.

ARTICLE II
USE OF PREMISES

Tenant, and its wholly owned subsidiaries, shall initially use and occupy the Premises for storage of supplies and commercial trucks used to transport (in a DOT compliant manner) and store sealed boxes or containers of regulated medical waste. Furthermore, upon the mutual execution and delivery of this Lease, Tenant will file an application for the Premises to be additionally used as a medical waste transfer station. Landlord agrees to consent to: (i) the Tenant’s application (at Tenant’s sole cost and expense) for a medical waste transfer station permit (the “Permit”) under Form 47-19-2 (11/14)-10e (application for a solid waste management facility permit with NYS Department of Environmental Conservation), or other such applicable form, as well as any other applicable forms or documents to allow for such additional use, and (ii) allow Tenant to operate accordingly as a permitted use hereunder, although this Lease is not subject to Tenant receiving the Permit. Landlord will promptly cooperate with all Tenant requests relating to obtaining all such necessary or ongoing transfer station authorizations, and execute all documents necessary in connection therewith. Landlord represents that there are no violations in existence against the Premises which prevent Tenant from access to the Premises, or from conducting any work or alterations therein.

ARTICLE III
LANDLORD’S WORK; VARIOUS LANDLORD LEASE COVENANTS

Landlord covenants and agrees with Tenant as follows:

3.1          Landlord has already performed certain work in the Premises and will perform the following additional work (“Landlord’s Work”), which is equivalent to a total renovation of the office portion of the Premises (upstairs and downstairs), prior to November 1, 2016, at its sole cost and expense:

(i)	Install a central HVAC in the offices on the first and second floors and related common areas
(ii)	Extend the loading dock by 10’ to fit 53’ trailers
(iii)	Split upstairs office into two (2) offices as per Tenant’s Plan, with AC vents in both (Tenant to contribute $2,500 towards the cost of this work)
(iv)	Paint entire inner warehouse wall on the office side
(v)	Deliver all Building structures and systems in good working order
(vi)	Tenant to pay $3,500 for the cost of the kitchen on the first floor

3.2          Landlord will guarantee all work and materials in connection with Landlord’s Work for a period of twelve (12) months from the Commencement Date, or provide contractor or manufacturer warranties in connection therewith. Landlord’s Work shall comply with all applicable laws and regulations.

3.3          Landlord shall be responsible for any violations, fines, or impositions of any kind or nature whatsoever relating to the Premises prior to the Commencement Date.

3.4          During the Lease term:

(i)
Landlord shall keep and maintain in good order, condition and repair the following items: (i) the exterior and structural portions of the Building, including without limitation, load bearing columns, and the structural integrity of the floors and the foundation of the Building; (ii) the roof of the Building.

(ii)
Whenever Landlord shall be obligated or shall be entitled to make any repairs, replacements, changes, improvements, alterations or installations, such work shall be (i) performed promptly and in such manner so as not to interfere with or impair Tenant’s use and enjoyment of the Premises, (ii) of high quality and performed in a good and workmanlike manner.

(iii)
Landlord shall be responsible for the removal of Building violations or closing of any open Building permit that would delay Tenant from obtaining a building permit or a final sign-off on any Tenant alteration or would otherwise adversely affect the use of the Premises for the uses permitted hereunder.  If Landlord fails to remove any noted Building violation or close out any open Building permit that is not caused by or on behalf of Tenant, and such failure results in a delay in Tenant’s ability to obtain a certificate of occupancy or any building permit for, or a final sign-off on, Tenant alterations and, as a result thereof, Tenant is delayed or prohibited from performing any alterations, then, Tenant shall notify Landlord of such facts and if Landlord fails to take the appropriate corrective action within ten (10) business days after delivery of such notice from Tenant and remove and/or close out, as the case may be, such violation or open Building permit, as the case may be, Tenant shall be entitled to an abatement of rent, which abatement shall commence on the first day Tenant was so delayed or prohibited and continue until such noted Building violation has been removed as required under this Section, or Tenant resumes the performance of Tenant alterations in the Premises, if the same prevents or delays Tenant from obtaining necessary permits or sign-offs, or ability to conduct its daily operations in the Premises.

(iv)
Except with respect to Tenant’s negligence, subject to receipt of insurance proceeds and subject to the waiver of subrogation provisions, Landlord covenants and agrees to indemnify and save harmless Tenant and Tenant’s contractors, agents and employees, licensees and invitees, from and against any and all liability (statutory or otherwise), claims, suits, demands, damages, judgments, costs, interest and expenses (including, but not limited to, counsel fees and disbursements incurred in the defense of any action or proceeding), to which they may be subject or which they may suffer by reason of, or by reason of any claim for, any injury to, or death of, any person or persons (including, without limitation, Tenant, its agents, contractors, employees, licensees and invitees) or damage to property (including any loss of use thereof) or otherwise arising from or in connection with the or arising from any condition of the Building caused by Landlord or resulting from any default by Landlord in the performance of Landlord’s obligations under this Lease or from any act, omission or negligence of Landlord or any of Landlord’s officers, directors, agents, contractors, employees, subtenants, licensees or invitees.

ARTICLE IV
TENANT’S WORK; VARIOUS TENANT LEASE COVENANTS

Tenant covenants and agrees with Landlord as follows:

4.1          Subsequent to the Commencement Date, Tenant shall make no major alterations, installations or replacements in the Premises without Landlord’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned); provided, however, that Tenant may install partitions and make similar non-structural changes without Landlord’s prior written consent. All such alterations, installations or replacements shall be done at Tenant’s sole cost and expense. Prior to the commencement of any such major alterations, installations or replacements, Tenant shall submit to Landlord, for Landlord’s approval, plans and specifications to be finally approved in writing by Landlord (the “Final Plans and Specifications”) within fifteen (15) business days after submission. Landlord’s failure to consent, or to otherwise comment thereon, shall be deemed consent thereof by Landlord. Any mechanic’s lien filed against the Premises for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within thirty (30) days after Tenant receives notice thereof, at Tenant’s expense, by payment or filing the bond required by law. Notwithstanding anything herein to the contrary, at any time after the Commencement Date, Landlord consents to Tenant’s installation of an additional garage or overhead door in the Building, and to the installation of any security system or gates, at Tenant’s cost and expense, and to the extent necessary, Landlord will cooperate with Tenant in connection therewith.

4.2          At the end of the term, Tenant will quit and surrender to Landlord the Premises broom-clean and in good order, subject to ordinary wear and tear and casualty.

4.3          Tenant will in its discretion place commercially reasonable signage in or about the Building, which comports with legal usage of the Premises, subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed.

4.4          Tenant will comply with all New York City laws, rules, and regulations including without limitation relating to rubbish removal and recycling  and timely pay all fines and penalties arising out of or in connection with its violation of any of the foregoing, which shall in such events be payable, at the election of Landlord, as additional rent hereunder.

4.5          Tenant, at its own cost and expense, shall clean and remove all snow and ice from the sidewalk in front, and rear of the Premises and in the street 18 inches from the curb and shall be liable for any fines levied by any agency for failure to properly clean and remove said snow and ice.

4.6          Tenant shall not use the plumbing facilities for any purpose other than that for which they were constructed, or dispose of any garbage or other foreign substance therein.

4.7          Tenant shall comply with any laws, rules or regulations relating to its particular manner of use of the Premises. Nothing herein shall be construed as requiring Landlord to comply with any local law or other laws or regulations relating to the Building generally, which shall be and remain Landlord’s responsibility.

4.8          It is understood and agreed that the Tenant shall provide for its own sanitation pick-up by, to the extent necessary, employing a private sanitation company to remove refuse from the Premises.

4.9          It is agreed and understood that the Tenant is responsible to exterminate the Premises and keep the Premises free of rats, mice, vermin and roaches, ants and other insects.

4.10          Upon Landlord’s delivery of the Premises in the condition herein required, Tenant shall be responsible to obtain any permits relating to its business (such as from the New York City Business Integrity Commission).

4.11          The Premises is being delivered with heaters and hot water available, and water, gas and electricity meters in good working order. Tenant shall pay for water, heat and electricity directly to the utility provider thereof.

4.12          In the event Tenant desires to perform work in the Premises which would require the filing of plans with the New York City Department of Buildings, Tenant shall submit such plans to Landlord for its prior approval, not to be unreasonably withheld, conditioned or delayed. In such event, all contractors and subcontractors shall be licensed and insured.

4.13          Provided that Tenant continues to remain primarily liable to Landlord under the Lease, Tenant may sublease or assign all or any portion of the Premises for a permitted use hereunder. In the event Tenant desires to otherwise assign its rights under this Lease or sublease the Premises for any other use, said proposed assignment or sublet, as the case may be, shall be subject to Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Tenant shall pay Landlord’s reasonable legal fees incurred in connection with any such proposed assignment or sublease, provided that Landlord responds to Tenant’s request within thirty (30) days of request submission.

4.14          Except with respect to Landlord’s negligence, subject to receipt of insurance proceeds and subject to the waiver of subrogation provisions, Tenant covenants and agrees to indemnify and save harmless Landlord and Landlord’s contractors, agents and employees, licensees and invitees, from and against any and all liability (statutory or otherwise), claims, suits, demands, damages, judgments, costs, interest and expenses (including, but not limited to, counsel fees and disbursements incurred in the defense of any action or proceeding), to which they may be subject or which they may suffer by reason of, or by reason of any claim for, any injury to, or death of, any person or persons (including, without limitation, Landlord, its agents, contractors, employees, licensees and invitees) or damage to property (including any loss of use thereof) or otherwise arising from or in connection with the or arising from any condition of the Building caused by Tenant or resulting from any default by Tenant in the performance of Tenant’s obligations under this Lease or from any act, omission or negligence of Tenant or any of Tenant’s officers, directors, agents, contractors, employees, subtenants, licensees or invitees.

ARTICLE V
CASUALTY

5.1          If any part of the Premises shall be damaged by fire or other casualty, Landlord shall proceed with reasonable diligence to repair such damage, and if any part of the Premises shall be rendered untenantable by reason of such damage, the rent payable hereunder, to the extent that such rent relates to such part of the Premises shall be abated for the period from the date of such damage to the date upon which Tenant enters into and repossesses the Premises, unless such fire or other casualty shall have resulted from the negligence of Tenant, in which event Tenant’s rent obligations shall continue unabated hereunder (unless Landlord otherwise receives the rental payments otherwise due hereunder from rent insurance proceeds).

5.2          Notwithstanding anything to the contrary contained herein, if at the time of the damage or destruction the Premises shall in the Landlord’s or Tenant’s opinion reasonably exercised be prospectively untenantable in whole or in part for six (6) months or more, either party shall have the right to elect to cancel the Lease by giving written notice, which notice shall specify the date of cancellation not earlier than thirty (30) days following the giving of such notice. Additionally, if the Premises are not actually fully restored to Tenant for use hereunder by the first day of the sixth (6th) month after the casualty, Tenant shall have the right thereafter to cancel this Lease on thirty (30) days prior written notice to Landlord. Any cancellation described herein shall otherwise be of no effect upon the prior covenants and agreements of this Lease to be kept and observed by the Tenant, and Tenant shall not be released or relieved of any liability or obligation theretofore accrued or incurred or outstanding or unsatisfied as of the date of such cancellation. Notwithstanding the foregoing, if:  (i) fifty (50%) percent or more of the Premises is damaged from fire or casualty during the last twelve (12) months of the term of the Lease, and (ii) Landlord shall not have substantially completed the making of the required repairs to the Premises within ninety (90) days from the date of such fire or other casualty, then Tenant may terminate this Lease and the term and estate hereby granted by giving a notice to such effect to Landlord within fifteen (15) days following the expiration of such ninety (90) day period and upon the giving of such notice this Lease and the term and estate hereby granted shall terminate as of the date occurring fifteen (15) days following such notice as if such date were the date set forth in this Lease as the Expiration Date.

5.3          Each party agrees to endeavor to have included in each of its insurance policies (insuring the Building and Landlord’s and Tenant’s property therein, against loss, damage of destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party, or, if such waiver should be unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (b) any other form of permission for the release of the other party. If such waiver, agreement or permission shall not be, or shall cease to be, obtainable (i) without additional charge, or (ii) at all, then the insured party shall so notify the other party promptly after learning thereof. In case such waiver, agreement, or permission can be obtained at additional charge, if the party so notified shall so elect and shall pay the insurer’s charge therefor, such waiver, agreement or permission shall be included in the policy.

5.4          Each party hereby releases the other party, with respect to any claim (including a claim for negligence) which it might otherwise have against the other party (or, in the case of Tenant, against all such other tenants) for loss, damages with respect to its property occurring during the term of this Lease to the extent to which it is insured under a policy or policies containing a waiver of subrogation or permission to release liability, as provided in the preceding paragraph. If, notwithstanding the recovery of insurance proceeds by either party for loss, damage or destruction of its property, the other party is liable to the first party with respect thereto or is obligated under this Lease to make replacement, repair or restoration or payment, then, provided the first party’s right of full recovery under its insurance policies is not thereby prejudiced or otherwise adversely affected, the amount of the net proceeds of the first party’s insurance against such loss, damage or destruction shall be offset against the second party’s liability to the first party therefor, or shall be made available to the second party to pay for replacement, repair of restoration, as the case may be. Nothing contained in this paragraph shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this Lease. The terms of this paragraph shall supersede any inconsistent provisions in this Lease.

ARTICLE VI
INDEMNIFICATION; INSURANCE

6.1          Tenant agrees to indemnify and save the Landlord and any ground and underlying lessor(s) of the Premises harmless from and against any and all claims and demands in connection with any accident, injury or damage whatsoever caused by any person or property arising, directly or indirectly, out of the business conducted in or the use and/or occupancy of the premises or occurring in, on or about the premises or any part thereof, or arising directly or indirectly, from any act or omission of Tenant or any concessionaire or sub-tenant or their respective licensees, servants agents, employees or contractors, and from and against any and all cost, expenses and liabilities incurred in connection with any such claims and/or proceedings brought thereon.

6.2          Landlord shall, its sole cost and expense, maintain fire, casualty and liability insurance, with a minimum of two million ($2,000,000.00) dollars of umbrella coverage for bodily injury or death to any one person or any number of persons arising out of one accident or occurrence, together with extended coverage insurance and any other reasonable and customary insurance coverages for buildings similarly situated in Kings County.

6.3          Tenant, at its own expense, shall maintain complete insurance coverage for the full replacement value of Tenant’s property. Tenant shall maintain general public liability insurance against claims for bodily injury, death or property damage occurring in, on or about the Premises and any adjoining sidewalk, curb or vault (including, without limitation, bodily injury, death or property damage resulting directly or indirectly from any change, alteration, improvement or repair thereof) with a minimum of single limit coverage of two million ($2,000,000.00) dollars and three million ($3,000,000.00) dollars of umbrella coverage for bodily injury or death to any one person or any number of persons arising out of one accident or occurrence.

6.4          The insurance required under this Article shall be effected by valid and enforceable policies issued by insurance companies licensed to do business in the State of New York. Any insurance policy or policies under this Article shall cover only the Premises.

6.5          At the commencement of the term of this Lease and thereafter, not less than ten (10) business days prior to the expiration date or the expiring policies theretofore furnished pursuant to this Article, certificates of insurance shall be delivered by Tenant to Landlord.

6.6          All Tenant policies of insurance required under this Article shall additionally name Landlord and any mortgagee and any lessor under any ground or underlying lease as additional insureds, as their respective interests may appear. Each policy of insurance required under this Article, to the extent obtainable, shall contain an agreement by the insurer that it will not be cancelled without at least ten (10) business days’ prior written notice to Landlord and the insured holder of any mortgage covering the Premises and that no act or omission of any insured party (including mortgagees) named therein shall serve to invalidate, cancel or release or relieve the insurer thereunder from any liability which it may have to any other insured party so named.

6.7          Tenant shall purchase at its own cost and expense worker’s compensation insurance, as required by New York State law.

ARTICLE VII
CONDEMNATION

7.1          In the event that the whole of the Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use, this Lease, and the term and estate hereby granted, shall forthwith cease and terminate as of the date of vesting of title. If such condemnation or taking shall be of a substantial part of the Premises (i.e., more than 25%). Tenant may, at Tenant’s option, by delivery of notice in writing to Landlord within thirty (30) days following the date on which Tenant shall have received notice of vesting of title, terminate this Lease and the term and estate hereby granted as of the date of vesting of title, except that the Fixed Rent payable hereunder shall be abated to the extent, if any, hereinbefore provided in this Article. In the event that only a part of the Premises shall be so condemned or taken and this Lease and the term and estate hereby granted are not terminated as hereinabove provided, Landlord will, with reasonable diligence and at its expense, restore the remaining portion of the Premises as nearly as practicable to the same condition as it was in prior to such condemnation or taking. In the event of their termination in any of the cases hereinbefore provided, this Lease and the term and estate hereby granted shall expire as of the date of such termination with the same effect as if that were the date hereinbefore set for the expiration of the term of this Lease, and the Fixed Rent payable hereunder shall be apportioned as of such date. In the event of any condemnation or taking hereinbefore mentioned of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award, except that Tenant shall be entitled to receive from the condemning authority relocation expenses and the value of its improvements, in or to the Premises.

7.2          It is expressly understood and agreed that the provisions of this Article shall not be applicable to any condemnation or taking for governmental occupancy for a limited period.

ARTICLE VIII
NOTICES

Any notice, consent, approval, request, bill, demand or statement hereunder by either party to the other party shall be in writing and shall be deemed to have been duly given on the date of receipt or rejection by personal delivery or nationally recognized overnight courier, addressed to such other party, which address for Landlord shall be as set forth above, and for Tenant shall be at the Premises with a copy delivered by overnight mail to the address listed in the first paragraph of this Lease, or if the address of such other party for such notices, consents, approvals, requests, bills, demands or statements shall have been duly changed as hereinafter provided, if mailed, as aforesaid, to such other party at such changed address. Either party may at any time change the address for such notices, consents, approvals, requests, bills, demands or statements by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed address. If the term “Tenant” as used in this Lease refers to more than one person, any notice, consent, approval, request, bill, demand or statement given as aforesaid to any one of such persons shall be deemed to have been duly given to Tenant. Notwithstanding the foregoing, bills and statements by Landlord to Tenant for Fixed Rent or other sums or charges payable by Tenant to Landlord may be delivered personally or sent by regular mail or email, and any notice or demand of any kind under this paragraph may be made by the party’s agent or attorney.

ARTICLE IX
TENANT DEFAULTS

This Lease and the term and estate hereby granted are subject to the limitation that:

A.          In case Tenant shall default in the payment of any Fixed Rent or any other sum or charge payable hereunder by Tenant to Landlord for a period of ten (10) business days after Landlord delivers an arrears notice in connection therewith, and the same has occurred three (3) times in any twelve (12) consecutive month period;

B.          In case Tenant shall make an assignment of its property for the benefit of creditors or shall file a voluntary petition under any bankruptcy or insolvency law, or an involuntary petition under any bankruptcy or insolvency law shall be filed against Tenant and such involuntary petition is not dismissed within 60 days after the filing thereof;

C.          In case a petition is filed by or against Tenant under the reorganization provisions of the United States Bankruptcy Act or under the provisions of any law of like import, unless such petitioner under said reorganization provisions be one filed against Tenant which is dismissed within 60 days after its filing;

D.          In case Tenant shall file a petition under the arrangement provisions of the United States Bankruptcy Act or under the provisions of any law of like import;

E.          In case a permanent receiver, trustee or liquidator shall be appointed for Tenant or of or for the property of Tenant, and such receiver, trustee or liquidator shall not have been discharged within 60 days from the date of his appointment;

F.          In case Tenant shall default in the due keeping, observing or performance of any covenant, agreement, term, provision or condition of this Lease on the part of Tenant to be kept, observed or performed (other than a default; of the character referred to in subparagraph E above), and if such default shall continue and shall not be remedied by Tenant within twenty (20) days after Landlord shall have given to Tenant a written notice specifying the same, or, in the case of such a default which for causes beyond Tenant’s control cannot with due diligence be cured within said period of twenty (20) days, if Tenant (i) shall not, promptly upon the giving of such notice, advise Landlord in writing of Tenant’s intention to duly institute all steps necessary to remedy such default, (ii) shall not duly institute and thereafter diligently prosecute to completion all steps necessary to remedy the same, or (iii) shall not remedy the same within a reasonable time after the date of the giving of said notice by Landlord;

then in any of said cases Landlord may give to Tenant a notice of intention to end the term of this Lease at the expiration of thirty (30) days from the date of the giving of such notice, and, in the event that such notice is given, this Lease and the term and estate hereby granted (whether or not the term shall theretofore have commenced) shall expire and terminate upon the expiration of said thirty (30) days with the same effect as if that day were the date hereinbefore set for the expiration of the term of this Lease.

ARTICLE X
RE-ENTRY BY LANDLORD

11.1          If Tenant shall default in the payment of any Fixed Rent or any other sum or charge payable hereunder by Tenant to Landlord on any date upon which the sum becomes due, or if this Lease shall expire as herein provided, Landlord or Landlord’s agents may re-enter into or upon the Premises, or any part thereof, by summary dispossess proceedings or by any legal action or proceeding at law, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises again as of its first estate and interest therein.

11.2          The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled at any time, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

11.3          In the event of (a) the termination of this Lease under the provisions hereof, (b) the re-entry of the Premises by Landlord under the provisions of this Article, and Landlord is then in possession , of  advance rent or security but such moneys shall be credited by Landlord against any Fixed Rent or any other sum or charge due from Tenant at the time of such termination or re-entry or, at Landlord’s option, against any damages payable by Tenant hereunder.

ARTICLE XI
RIGHT OF FIRST REFUSAL

Notwithstanding anything herein to the contrary, and supplementing the lease options otherwise set forth herein, provided Tenant is not then in default under this Lease after the expiration of any applicable notice or cure period, at any time hereafter that this Lease is in full force and effect, Tenant shall have a recurring irrevocable right of first refusal (the “Right of First Refusal”) to purchase the Premises from Landlord upon the terms and conditions set forth in a bona-fide signed term sheet (the “Term Sheet”) issued by an independent third-party. Landlord shall deliver any such Term Sheet as may be received by it to Tenant within ten (10) days after its receipt by Landlord, and Tenant shall have fifteen (15) business days from delivery of the Term Sheet to Landlord to notify Landlord as to whether it will exercise its Right of First Refusal, and purchase the Premises in accordance with the terms set forth in the Term Sheet. In the event Tenant elects not to purchase the Premises and it is sold to a third-party or parties, this Lease shall otherwise be unaffected thereby, except that the third-party purchaser shall be the landlord hereunder.

ARTICLE XII
VARIOUS AGREEMENTS OF THE PARTIES

14.1          At any time and from time to time upon not less than ten (10) business days’ prior notice by one party to the other, such party shall execute, acknowledge and deliver a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which the Fixed Rent, and other charges have been paid in advance, if any, and stating whether or not the requesting party is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default.

14.2          The failure of either party hereto to insist in any one or more instances upon the strict performance of any one of the covenants, agreements, terms, provisions or conditions of this Lease or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition or election, but the same shall continue and remain in full force and effect. No waiver by either party hereto of any covenant, agreement, term, provision or condition of this Lease shall be deemed to have been made unless expressly made in writing and signed by such party.

14.3          If Tenant shall timely dispute Landlord’s statement or notice within the aforementioned time period, then Tenant shall have the right by itself or by an independent consulting or accounting firm only, for a period of three hundred sixty five (365) days following Tenant’s receipt of Landlord’s statement or notice, to inspect Landlord’s books and records to the extent necessary to verify Landlord’s computation of those items which are disputed by Tenant.  Tenant’s inspection of Landlord’s books and records shall be made during business hours, upon reasonable prior written notice to Landlord, and at such location within the City of New York as Landlord may designate. If the parties shall not be able to resolve such dispute within one hundred twenty (120) days after Tenant complete its inspection of Landlord’s books and records, then either party may refer the matter or matters in dispute to an independent firm agreed to by Landlord and Tenant, or to the American Arbitration, if the parties cannot agree upon a firm within thirty (30) days after a party initiates a request to do so. Landlord shall promptly reimburse Tenant for any overpayment(s) discovered, with interest at the rate of eight (8%) percent per annum from the date overcharged.  All fees and expenses of third-parties incurred in connection with this paragraph (such as independent firms or the American Arbitration Association) shall be borne by the unsuccessful party.

14.4          Tenant shall look solely to the estate and interest of Landlord, including without limitation rental and insurance proceeds received by Landlord, for the collection of a judgment or other judicial process requiring the payment of damages or money by Landlord or in the event of any default by Landlord hereunder and no other property or assets of Landlord or of its individual members, managers, employees, representatives or agents, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under and with respect to this Lease, the relationship of Landlord and Tenant hereunder, Tenant’s use and occupancy of the Premises or otherwise.

14.5          No third-party consents are necessary by either party, and this Lease shall be fully binding on each of Landlord and Tenant upon the mutual execution and delivery hereof.

14.6          This Agreement represents the entire understanding between the parties hereto as to the matters addressed herein and may not be modified, amended or supplemented except in a writing signed by the Landlord.  All prior understandings and agreements as to the matters addressed herein, oral or written, express or implied, are hereby merged herein.

14.7          Tenant agrees to indemnify and save Landlord and any ground and underlying lessor(s) of the Premises harmless from and against any and all claims and demands in connection with any accident, injury or damage whatsoever caused by any person or property arising, directly or indirectly, out of the business conducted in or the use and/or occupancy of the premises or occurring in, on or about the premises or any part thereof, or arising directly or indirectly, from any act or omission of Tenant or any concessionaire or sub-tenant or their respective licensees, servants agents, employees or contractors, and from and against any and all cost, expenses and liabilities incurred in connection with any such claims and/or proceedings brought thereon.

14.8          Tenant covenants and agrees, at its own cost and expense, at all times during the term of this lease, to repair, replace and maintain in good order and condition and repair the premises and each and every part thereof, including, without limitation, any air conditioning units and systems; sprinkler system; electrical systems; equipment; facilities and fixtures; in the premises.   Tenant shall make all repairs and replacements, ordinary as well as extraordinary, foreseen and unforeseen, which may be necessary or required in or about the premises so that at all times the said premises shall be in thorough good condition and repair.  Tenant, at its own cost and expense, shall clean and remove all snow and ice from the sidewalk in front, and rear of the premises and in the street 18 inches from the curb.

14.9          Tenant shall not use the plumbing facilities for any purpose other than that for which they were constructed, or dispose of any garbage or other foreign substance therein, whether through the utilization of so-called “disposal” or similar units, or otherwise.

14.10          Throughout the term of this Lease, the Tenant will execute and comply with, at the Tenant’s own cost and expense, all laws, rules, orders, ordinances and regulations at any time issued or in force, applicable to the Premises, or to the then occupancy thereof, of the county of Kings, State and Federal Government, and of each and every department, bureau and official thereof, and of the New York Board of Fire Underwriters, and of each corporation, officials, body or organization hereafter possessing any of the authority or exercising any of the functions now possessed or exercised by any of the above-mentioned corporation, officials, bodies or organizations, it being the intention of the parties that the Tenant shall and does hereby assume the entire responsibility of executing and complying with said laws, rules, orders, ordinances and regulations, whether the work required be ordinary, structural or otherwise.  The Tenant may, however, at its own cost and expense contest by due legal proceeding, the validity of any such law, rule, order, ordinance or regulation.

14.11          In the event that any license, permit, certificate or authorization shall be required by any municipal agency incidental to the use or nature of occupancy by the Tenant, it shall be the obligation of the Tenant to procure and furnish such license, permit, certificate or authorization, at its own cost and expense.

14.12          It is understood and agreed that the Tenant shall at all times be responsible for installation, repairs and maintenance of its own heating system, air conditioning system, sprinkler system, plumbing system, sewer lines, gas lines and electrical system (wiring and electric meter) servicing the Premises. Tenant is responsible to provide its own heat and hot water.

14.13          The Tenant shall clean the sidewalk and the gutter to the extent of 18” inches from the curb in front of the premises, in accordance with the requirements of Brooklyn and shall be liable for any fines levied by any agency for failure of comply with such regulations and such fines shall be considered additional Rent.

14.14          It is agreed that throughout the term of this Lease, the Tenant shall be responsible for the removal of any snow, ice and sleet that may accumulate on the (1) sidewalk in front and driveway in rear of the premises.  Tenant shall furnish the landlord with a policy of liability insurance that insures and indemnifies the Landlord against any injury, loss or damage that occurs in the above described sidewalk and/or driveway areas.  If the Tenant fails to purchase the appropriate insurance coverage, the Landlord may secure, at the expense of the tenant, a policy of liability insurance that indemnifies the Landlord against any injury, losses or damage.

14.15          It is mutually agreed that in the event Landlord commences any summary proceeding for possession of the premises, Tenant shall not interpose any counterclaim in such proceeding, unless the failure to interpose such counterclaim will constitute a waiver of the claim.  Further, Tenant has agreed to waive its right to sue or start any legal proceeding against the Landlord for any compensation or abatement in regard to the Tenant’s loss of business or damages to the Tenant’s property.

14.16          It is mutually agreed that the Landlord is in no way responsible to compensate the Tenant for any repairs or replacement of broken/leaky pipes inside the premises.  This also includes all pipes that pass through premises.  It is the Tenant’s full responsibility to repair any and all broken or leaky pipes inside the premises at Tenant’s sole cost and expense. Tenant also fully understands that it is the Tenant’s full responsibility to pay for the full cost of sewage and drain cleanup, and the Landlord has no responsibility for the Tenant’s loss of merchandise in the premises for any reason.

14.17          It is understood and agreed that the Tenant shall provide for its own sanitation pick-up by employing a private sanitation company to remove the garbage from the premises.

14.18          It is agreed and understood that the Tenant is responsible to exterminate the premises regularly and keep the premises free of rats, mice, vermin and roaches, ants and other insects.

14.19          It is mutually agreed and understood that except as set forth herein, the Landlord has made no representation regarding the condition of the premises and the Tenant has inspected the premises and is fully aware of the physical condition of the premises and takes the same in an “as is” condition.  Tenant’s use of the premises is at tenant’s full risk, liability and responsibility, and the Landlord shall have no liability for Tenant’s loss of merchandise or property in the premises.  Tenant is to maintain the premises clean at all times and accessible to the Landlord, Landlord’s employees, its agents or invitee.  Landlord shall have no liability for Tenant’s loss of merchandise or property due to flooding, water leaks, or sewage back up in the Premises

14.20          It is agreed and understood that this Lease is not conditioned upon the Tenant obtaining any permits, licenses or certifications necessary for the operation of its business.  If any permits or certificates are needed by the Tenant to commence operation of its business, Tenant shall obtain such permit(s) at its own cost and expense.  During the term of this Lease, if any State, local or administrative law requires that Tenant perform specific improvements, adjustments, repairs, replacements, additions, construction, fortifications, demolition, or extensions in the Premises, the Tenant shall promptly perform such work at its sole cost and expense.

14.21          Tenant agrees to pay for all water charges either to the Landlord or directly to the water department.  If during the term of this Lease, the water meter(s) servicing the Premises require any repair, modification or replacement for any reason, at the request of the Landlord or the Water Department, the Tenant shall be responsible to pay for the cost of any repair or replacement of any water meter servicing the Premises.  The Tenant shall pay such costs as soon as the Landlord or the water department demands it.  If Tenant fails to pay for the repair, modification or replacement, Tenant shall be in default of this Lease and shall also become responsible for payment of any fines or penalty that may be levied or imposed against the building or the Landlord.

14.22          Tenant shall not allow or permit any vibration, noise, odor or other undesirable effect to emanate from the premises, or any machine or other installation therein, or otherwise suffer, allow or permit the same to constitute a nuisance or otherwise unreasonably interfere with the safety, comfort or convenience of Landlord or any of the other occupants of the building or their customers, agents or invitees or any others lawfully in or upon the building; upon notice by Landlord to Tenant that any of the aforesaid is occurring Tenant shall forthwith (but in all events within five (5) days remove or control the same.

14.23          It is fully agreed and understood by the Tenant that if the Tenant performs any repairs, construction, modification or demolition in the premises, throughout the term of this lease, the following procedure shall be followed:

14.24          All work performed at the Premises shall be performed by fully insured, licensed and bonded contractors.  All work performed must meet federal, state, city and local regulation.  All work must be designed and approved by licensed and insured engineers, architects and designers.   Prior to start of any work, all plans and designs must be submitted to the Landlord for approval.  No physical work shall commence in the Premises prior to written approval of the Landlord communicated to the Tenant.  Such approval shall not be withheld unreasonably.

14.25          Prior to commencement of any work by any contractor or sub-contractor, such contractor or sub-contractor shall provide the Landlord with a signed instrument releasing the Landlord from any contractual disputes relating to work performed on behalf of the Tenant at the Premises by such contractor or subcontractor.

14.26          Prior to commencement of any work at the Premises, all contractors or subcontractors retained by the Tenant shall provide the Landlord with a duly original executed Release affirming that such entity shall not place a lien against the building housing the Premises for any reason whatsoever, including but not limited to, contractual disputes between the Tenant and said subcontractor or contractor.

14.27          Further, throughout the term of this Lease, the Tenant agrees to defend, indemnify and hold the Landlord harmless from any claim brought against the Landlord or the building housing the Premises by a contractor, subcontractor or the employees and agents of any contractor or subcontractor that performs any work whatsoever in the Premises on behalf of the Tenant.

14.28          Tenant shall cause drawings and specifications to be prepared prior to start of any work at the premises and shall cause all the construction of the Tenant’s space to be performed in accordance with all applicable laws, ordinances and regulations of all duly constituted authorities, including, without limitation, Title III of the American with Disabilities Act of 1990, all regulations issued hereunder and the Accessibility Guidelines for Buildings and Facilities issued pursuant thereto, as the same are in effect on the date hereof and may be hereafter modified, amended or supplemented (“Applicable Laws”).  All such drawings and specifications shall be forwarded to the Landlord for approval prior to start of any work in the premises.

14.29          Notwithstanding Landlord’s review of such drawing and specifications, and whether or not Landlord approves or disapproves or waives its right of approval of such drawings and specifications, Tenant and not Landlord shall be responsible for compliance of such drawings and specifications and of the finish work with all Applicable Laws.

14.30          It is agreed and understood that the Tenant is responsible for all the fees that any governmental unit or agency may impose for the installation and use of illuminating signs outside of the premises. Tenant shall obtain all needed permits before installation of an outside sign or canopy.   Additionally, the Landlord must approve the installation of any sign or canopy in writing.

14.31          In the event that any governmental agency complains about the present use of Premises by the Tenant and said notice of complaint is delivered to the Landlord, the Landlord shall redeliver a copy of the notice to Tenant demanding that Tenant comply with and correct said complaint.  Tenant shall be afforded reasonable time to clear the complaint or violation to the satisfaction of the complaining governmental agency and the Landlord.  If Tenant fails to comply, then Tenant shall be in substantial violation and default of this lease.

14.32          Tenant shall permit the Landlord or its designees to use, maintain and repair currently existing pipes, cables, conduits, plumbing, vents and wires, in, to and through the premises, as and to the extent that Landlord may now or hereafter deem to be necessary or appropriate for the proper operation and maintenance of the building in which the Premises are located. All such work shall be done, so far as practicable, in such manner as to avoid unreasonable interference with Tenant’s use of the Premises.

[SIGNATURE PAGE TO FOLLOW]

14.33          This Agreement may be signed in two or more identical counterparts, and all of such counterparts, when taken together, will be deemed to constitute the original of this Agreement. This Agreement may be executed and delivered via electronic facsimile transmission or as a “.pdf” attachment to an e-mail with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of each other.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date hereinabove set forth.

Landlord: SIT REALTY LLC

By:
Print Name:
Title:

Tenant: SHARPS COMPLIANCE, INC.

By:
Print Name:
Title:

STATE OF __________	)
	:	ss.:
COUNTY OF __________	)

On this ____ day of September 2016 before me, the undersigned, a Notary Public in and said State, personally appeared ________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted executed the instrument.

Notary Public

STATE OF __________	)
	:	ss.:
COUNTY OF __________	)

On this ____ day of September 2016 before me, the undersigned, a Notary Public in and said State, personally appeared ________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted executed the instrument.

Notary Public